As filed with the Securities and Exchange Commission on June 12, 2003. Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

LA JOLLA PHARMACEUTICAL COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0361285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6455 Nancy Ridge Drive

San Diego, California 92121
(Address, including Zip Code, of Principal Executive Offices)

LA JOLLA PHARMACEUTICAL COMPANY 1994 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Steven B. Engle

La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121
(858) 452-6600
(Name, address, and telephone number, including area code, of Agent For Service)

Copy to:

Mark W. Shurtleff, Esq.
Gibson, Dunn & Crutcher LLP
4 Park Plaza, Suite 1700
Irvine, California 92614
(949) 451-3800

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF		MAXIMUM	MAXIMUM
SECURITIES	AMOUNT TO BE	OFFERING PRICE	AGGREGATE	AMOUNT OF
TO BE REGISTERED	REGISTERED(1)	PER SHARE(2)	OFFERING PRICE(2)	REGISTRATION FEE

Common Stock, par value $0.01 per share	1,100,000 (3)	$3.76	$4,136,000	$335

(1)	Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, as amended. Pursuant to Rule 416(a), this Registration Statement also covers shares of common stock which may be issued pursuant to antidilution provisions contained in the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price of the common stock of the registrant as reported on June 5, 2003 on the Nasdaq National Market System.

(3)	Represents a 1,100,000 share increase in the number of shares authorized for issuance under the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan. 8,200,000 shares of our common stock are issuable under the 1994 Stock Incentive Plan. In addition to the shares of common stock registered hereby, 750,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 33-82664) as filed with the Securities and Exchange Commission on August 11, 1994; 500,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-14285) as filed with the Securities and Exchange Commission on October 17, 1996; 500,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-29575) as filed with the Securities and Exchange Commission on June 19, 1997; 750,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-91593) as filed with the Securities and Exchange Commission on November 24, 1999; 1,000,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-45080) as filed with the Securities and Exchange Commission on September 1, 2000; 1,700,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-69104) as filed with the Securities and Exchange Commission on September 7, 2001; and 1,900,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-89980) as filed with the Securities and Exchange Commission on June 6, 2002.

INTRODUCTION

     We are filing this Registration Statement on Form S-8 to register an additional 1,100,000 shares of our common stock that we may issue under the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan. We have included in this Registration Statement only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     In accordance with General Instruction E to Form S-8, the contents of our Registration Statement on Form S-8 (Registration No. 33-82664) previously filed by us with the Securities and Exchange Commission on August 11, 1994 relating to the 1994 Stock Incentive Plan is incorporated herein by reference and made a part hereof. In addition, the contents of our Registration Statement on Form S-8 (Registration No. 333-69104) previously filed by us with the Securities and Exchange Commission on September 7, 2001, which Registration Statement contains updated information under the heading “Undertakings,” is incorporated herein by reference and made a part hereof.

Item 6. Indemnification of Officers and Directors

     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct, knowingly violating the law, paying an illegal dividend, approving an illegal stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     Our bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     We have entered into indemnity agreements with each of our directors and executive officers. These indemnity agreements generally require that we pay on behalf of each director and officer party thereto all amounts that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or which he or she commits or suffers while acting in his or her capacity as our director and/or officer and because of his or her being a director and/or officer. Under the DGCL, absent an indemnity agreement or a provision in a corporation’s bylaws or certificate of incorporation, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). In addition, if indemnification is unavailable and may not be paid to an officer or director, we have agreed, subject to a limited number of exceptions, to contribute to the amount of expenses incurred or payable by the officer or director, to the extent allowed by applicable law, in such proportion as is appropriate to reflect the relative benefits received by us, on the one hand, and by the officer or director, on the other, from the transaction from which the proceeding arose and the relative faults of the parties, as well as any other applicable equitable considerations.

     Consistent with our bylaw provision on the subject, the indemnity agreements require us to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expenses and provided further that such advance shall not be made if it is determined that the director or officer would not be permitted to be indemnified under applicable law. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary. Under the DGCL, absent an indemnity agreement or a provision in a corporation’s bylaws or certificate of incorporation, the advancement of expenses is discretionary. Under the indemnity agreement, the director or officer is permitted to petition the court to seek recovery of amounts due under the indemnity agreement and to recover the expenses of seeking such recovery if he or she is successful. The benefits of the indemnity agreement will not be available to the extent that an officer or director has other indemnification or insurance coverage for the subject claim. In addition, no indemnity will be paid by us: with respect to remuneration paid to an officer or director if it is determined by a final judgment that such remuneration was in violation of law; on account of any suit or judgment rendered against an officer or director for violating Section 16(b) of the Securities Exchange Act of 1934, or analogous provisions of law; if an officer’s or director’s conduct is adjudged to be fraudulent or deliberately dishonest, or constitutes willful misconduct; or (iv) if it is adjudged that indemnification is not lawful. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to our certificate of incorporation or bylaws.

     We have a policy of directors and officers liability insurance that insures us and our directors and officers against damages, settlements, and defense costs under certain circumstances.

Item 8. Exhibits.

     Pursuant to General Instruction E, only those opinions and consents required by Item 8 are provided. They are as follows:

Exhibit
Number	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Ernst & Young LLP, independent auditors
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 11th day of June 2003.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Steven B. Engle

Steven B. Engle
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Steven B. Engle and Gail A. Sloan his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the date indicated.

Signature	Title	Date

/s/ Steven B. Engle Steven B. Engle	Chairman and Chief Executive Officer (Principal Executive Officer)	June 11, 2003

/s/ Gail A. Sloan Gail A. Sloan	Senior Director of Finance, Controller and Secretary (Principal Financial and Accounting Officer)	June 11, 2003

Thomas H. Adams, Ph.D.	Director

/s/ William E. Engbers William E. Engbers	Director	June 11, 2003

/s/ Robert A. Fildes Robert A. Fildes, Ph.D.	Director	June 11, 2003

Signature	Title	Date

/s/ Stephen M. Martin Stephen M. Martin	Director	June 11, 2003

/s/ William R. Ringo William R. Ringo	Director	June 11, 2003

/s/ W. Leigh Thompson W. Leigh Thompson, M.D., Ph.D.	Director	June 11, 2003

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Ernst & Young LLP, independent auditors
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)